Exhibit 99.1

Announcement of Final Liquidating Distribution, Termination of

Corporate Existence, and Other Liquidation Matters

Final Liquidating Distribution Amount

WIJCHEN, The Netherlands, May 31, 2005 — Nortem N.V. in Liquidation, formerly “Metron Technology N.V.”, announced today that it has completed its final liquidating distribution to its shareholders pursuant to Article 2:23b Paragraph 6 of the Netherlands Civil Code in the form of a cash payment in the amount of approximately $1.08 per share (prior to the effect of tax withholding requirements as discussed below) to the shareholders of record at the close of business on May 30, 2005.  Due to the normal administrative process involved in making a distribution to shareholders, including delays involving wire transfers and/or receipt of checks via mail, there may be a lag of several days between the time of distribution by Nortem and the time the distribution is received by a shareholder.

Prior to the consummation of the sale of substantially all of the company’s assets to Applied Materials, Inc. (“Applied”), Nortem had offered each option holder under its stock option plans an opportunity to have its options “cashed out” at a price that reflects the amount that would be distributed to a holder of the total number of common shares issuable under such option, less the exercise price of such option.  When Nortem made the final liquidating distribution to its shareholders, Nortem also made, at the same time, the final cash-out payments to the option holders entitled thereto, either directly or to Applied for distribution through its payroll system.

The final liquidating distribution constituted the completion of the liquidation process of Nortem, and, immediately following the liquidating distribution, Nortem ceased its corporate existence.  In connection therewith, Nortem has deregistered with the U.S. Securities and Exchange Commission (“SEC”) by filing a Certification and Notice of Termination of Registration on Form 15 with the SEC.

Netherlands Withholding Tax

Under Dutch law, Nortem will be required to withhold tax from the final liquidating distribution to its shareholders with respect to the portion of the final liquidating distribution that is deemed a “dividend” for Dutch tax purposes. The rate of withholding under Dutch tax law is 25% (of the “dividend” amount), although many countries, including the U.S., have tax treaties with The Netherlands that may entitle shareholders resident in such countries to a reduced rate of withholding tax.

Nortem will withhold a rate of 25%. The total amount of the final distribution of approximately $1.08 per share that is deemed a “dividend” for tax purposes is approximately $0.24 per share, and consequently the withholding on the final distribution will amount to approximately $0.06 per share (resulting in a net distribution to shareholders of approximately $1.02 per share). Shareholders eligible for treaty benefits may obtain a refund of amounts withheld in excess of the applicable treaty rates from the Dutch tax authorities in The Netherlands.  Please note that we recommend to use Euro amounts in any request for a refund and that refunds will be paid in Euro.

Please find below a few practical directions intended to facilitate the completion of relevant forms and the filing thereof.  These directions are not intended to give a complete overview of all situations that may occur, nor should they be read to contain any indication on the likelihood of success in obtaining a refund.  Furthermore, these directions are not intended to deal with any possible filing positions that could be taken under applicable rules, including but not limited to, EU laws.  In view of its general nature, it should be read with corresponding caution. Please note that the possibility of a refund depends on many factual matters that are specific to the shareholder and unknown to us. Applicants are advised to consult with their tax advisors.

A.            US individual shareholders and US corporate shareholders holding less than 10% of the voting rights in Nortem

US individual shareholders and US corporate shareholders holding less than 10% of the voting rights in Nortem at the time of the final distribution may be entitled to a reduced withholding tax rate of 15% under the US-Netherlands tax treaty. In order to obtain a partial refund of the tax withheld, such shareholders must complete a Form IB 92 USA. A copy of such form was enclosed with the 2005 Proxy Statement and can also be requested from the Dutch tax authorities “Belastingdienst Centrum voor Facilitaire Dienstverlening, Afdeling

Logistiek reprografisch centrum”, by mail (postal address: Postbus 1314, 7301 BN Apeldoorn, The Netherlands), e-mail (lrc.apeldoorn@tiscali.nl) or telephone (+31 55 528 2016).

Regarding the above form, please note the following:

At question 1 the shareholder fills out its name and address. At question 2 the shareholder checks that it claims a refund of tax. Furthermore, it fills out under (a) the name of Nortem (in full: “Nortem N.V. in liquidatie”) and the number and class of shares held in Nortem, under (b) “n.a.”, under (c) the date the liquidation distribution is paid, under (d) “n.a.”, under (e) the gross amount paid out by Nortem that is qualified as “dividend” (in the Euro equivalent of the USD amount of $0.2342 per share, being EUR 0.1859 per share) and under (f) the amount of tax for which a refund is claimed (generally 10% of the amount filled out under (e)). A shareholder should verify with its tax counsel whether it is indeed able to make the statements under 3, 4, 5 (a) or (b) and 6. If the shareholder does not perform any business activities in the Netherlands it will be able to make the statement under 5 (a). If a shareholder does perform any business related activities in the Netherlands, but the shares in Nortem are not attributable thereto, the shareholder will need to elaborate on such activities under 5 (b). Under 7, the shareholder fills out which financial institution/broker holds its shares in custody and in which place.

After completion of the form by the shareholder (in duplicate), the form should be sent to the bank or broker’s firm that holds the shares in its custody in the name of the shareholder for a declaration certifying that the number of shares filled out under 2(a) has been exhibited to the bank or broker as the property of the shareholder and are held in the bank or broker’s custody in the name of the shareholder. Therefore, the bank or broker should complete and sign the Banker’s affidavit on the first copy of the form. If the bank or broker is not able to check any of the first three boxes of the Banker’s affidavit, they can be left blank, as long as at least the last two boxes are checked.

Following completion and signing of the Banker’s affidavit, the form (both copies) must be sent to the Dutch tax authorities “Belastingdienst/ Limburg/kantoor Buitenland” (postal address: Postbus 2865, 6401 DJ Heerlen, The Netherlands). The completed form must be accompanied by a dividend note or other piece of evidence that shows the amount of dividend received by the shareholder and the amount of dividend tax withheld with respect to the shareholder. Since the shares in Nortem are held through foreign banks and broker’s firms, Nortem is not able to issue a formal dividend note. Therefore, we suggest that the shareholder attaches a copy of this press release to the completed forms. In the event the Dutch tax authorities ask for additional evidence, NautaDutilh may assist by sending a copy of the dividend tax return (that Nortem will file with the Dutch tax authorities in relation to the final distribution) to the relevant office of the Dutch tax authorities. Requests in this respect can be directed to Chris Warner and/or Lonneke van Moorselaar by email (chris.warner@nautadutilh.com and/or lonneke.vanmoorselaar@nautadutilh.com) or telephone (+1 212 218 2990).

B.            US corporate shareholders holding 10% or more of the voting rights in Nortem

US corporate shareholders holding more than 10% of the voting rights in Nortem at the time of the final distribution may be entitled to a reduced rate of 5% under the US-Netherlands tax treaty. In order to obtain a refund, they must prepare a written request that contains (i) the US corporate shareholder’s name, place of residence and address; (ii) the total voting rights held by all shareholders in Nortem (being 12,833,979); (iii) the amount of voting rights held by the US corporate shareholder in Nortem directly; and (iv) a statement that the US corporate shareholder meets the requirements of Article 26 of the tax treaty between the US and the Netherlands (the limitation on benefits Article of the treaty). We recommend US corporate shareholders verify with their own tax advisor whether they indeed meet these requirements.

The written request must be sent to the Dutch tax authorities “Belastingdienst/Rivierenland/kantoor Nijmegen” to the attention of “Mr. Sanders”, “Mr. Roeterink” and/or “Mr. van Haaren” (postal address: Postbus 9053, 6500KN Nijmegen, The Netherlands).

C.            US qualifying tax exempt pension funds and other tax exempt organizations

Please note that certain tax exempt pension funds and certain other tax exempt organizations may be entitled to a full refund of withholding tax. If they hold less than 10% of the voting rights in Nortem, they must file either Form IB 96 USA or Form IB 95 USA to obtain such full refund. These forms can also be obtained from Belastingdienst Centrum voor Facilitaire Dienstverlening, Afdeling Logistiek reprografisch centrum (at the address set forth under A. above). If a qualifying pension fund or organization holds 10% or more of the voting power, they can file a written request similar to the request under B. above. In addition, they must state that they comply with Article 35 or 36 of the US-Netherlands tax treaty.

D.            Shareholders of Nortem not resident in the U.S. or The Netherlands

The tax consequences to residents of countries other than the US, excluding residents of EU member states holding an interest of 10% or more in Nortem, will depend upon whether there is a tax treaty between such country and The Netherlands.  If no such treaty exists, there will not be any right to a refund. If there is an applicable tax treaty, it may be possible for the shareholder to get part of the withholding tax refunded. Procedures for claiming a refund may differ per treaty. The final date for application is also set as a matter of procedure under the relevant treaty.